                                                                     EXHIBIT 1.2


                                  [LETTERHEAD]
                                  [OF BESTNET]

September 28, 2001

Cedar Avenue LLC
C/O Mark Valentine
Chairman
Thompson Kernaghan & Co. Ltd.
120 Adelaide Street West, 16th Floor
Toronto, Ontario

RE: Memorandum of Understanding (the "MOU") - Between BestNet Communications Inc. ("BestNet") and Cedar Avenue LLC ("Cedar Ave")

The following numbered paragraphs of this MOU reflect certain mutual binding understandings of the matters described in them. Each party acknowledges that these provisions are intended to create or constitute legally binding obligations between BestNet and Cedar Avenue LLC.

1. Basic Transaction: BestNet agrees to redeem effective on September 28, 2001 all of the outstanding BestNet Series B Preferred Shares currently held by Cedar Ave. The redemption will consist of BestNet issuing to Cedar Avenue LLC 144 restricted BestNet common stock for the Series B Preferred shares and any accrued interest on the Preferred shares up to September 29, 2001. The BestNet common stock will be issued to Cedar Avenue LLC on the following basis:

Series B Preferred Shares Outstanding                       532.39
Per Share Value of Preferred shares                      US $5,000/share
Value of Outstanding Preferred shares                    US $2,661,950
Redemption Premium (25% - $665,487)                      US $  665,487
Total                                                    US $3,327,437

Accrued Interest on Preferred (Sept. 28/01 - 28 days     US $   12,253
                                   @ $437.58/day)
Total Redemption Price                                   US $3,339,690

Calculation of Common Shares for Redemption

Total Common Shares Issued @ $1.1363637                      2,938,927

2.  Warrants:  Cedar Avenue LLC will also receive the following 3 year warrants:
               225,000 Warrants with an exercise price of US $3 per share; and 225,000 Warrants with an exercise price of US $4 per share.

3. Expenses: BestNet and Cedar Avenue LLC shall each separately bear its own expenses for legal, accounting and other professional fees incurred in connection with the issuance of both the common shares and warrants.

4. Public Disclosure: Upon the completion of this transaction BestNet and Cedar Avenue shall issue a mutually agreeable news release.

5. Waiver and Release: Each of the parties will sign a full waiver and release in favour of the other parties in a form to be determined and approved by all acting reasonably.

6. Other Documentation: Additionally, whatever documentation the parties respective counsel deem necessary and appropriate to this transaction will be signed acting reasonably.

If the foregoing is acceptable, please indicate your approval of the terms and conditions set forth herein by signing and dating the enclosed copy of this MOU and returning it to my attention.

BESTNET COMMUNICATIONS, INC.              CEDAR AVENUE, L.L.C.
 ---------------------------              --------------------

/s/ Gerard B. Quinn                       /s/ Mark Valentine, as agent
Chairman

 Sept. 28/01                               Sept. 28/01
------------------                        ------------
Date                                      Date


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